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                                                                EXHIBIT 21.1



              Significant Subsidiaries of MSX International, Inc.


        MSX International (Holdings), Inc.
        MSX International (USA), Inc.
        MSX International Business Services, Inc.
        MSX International Engineering Services
        MSX International Technology Services, Inc.